The BlackRock Pennsylvania Strategic Municipal Trust (the “Registrant”)

77(I)
Terms of new or amended securities

A copy of (i) the Registrant's Statement of Preferences of the Registrant’s Series W-7 Variable Rate Demand Preferred Shares (the “Statement of Preferences”) and (ii) the Registrant’s Series W-7 Variable Rate Demand Preferred Shares Notice of Special Rate Period dated June 14, 2012 and filed with the Registrant’s books and records (the “Notice of Special Rate Period”) are attached under sub-item 77Q1(a).

The Registrant issued Series W-7 Variable Rate Demand Preferred Shares in a private placement on June 14, 2012 (the “VRDP Offering”). The Statement of Preferences contains a description of the terms of the Registrant’s Series W-7 Variable Rate Demand Preferred Shares. The Notice of Special Rate Period contains a description of the terms of the Series W-7 Variable Rate Demand Preferred Shares that is applicable during the Special Rate Period (as defined therein). The proceeds from the VRDP Offering were used to redeem all of the Fund’s outstanding auction rate preferred shares.